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                                                                      EXHIBIT 11

                        AAVID THERMAL TECHNOLOGIES, INC.

                      Computation of Net Income Per Share
            (Amounts in thousands, except share and per share data)

                                                                  Year Ended December 31,
                                                            1996           1995            1994
                                                            ----           ----            ----
Weighted average shares outstanding                      6,251,385       527,301          527,301

Convertible preferred series A shares                           --            --        2,684,699

Convertible preferred series B shares                           --            --          275,000

Cheap stock                                                     --       197,144          197,144

Net effect of the assumed exercise of stock options
and warrants--based on the treasury method                      --            --          852,026
                                                         ---------       -------       ----------

Total                                                    6,251,385       724,445        4,536,170
                                                         ---------       -------       ----------
Net income before extraordinary item                      $    141      $   (715)      $    2,835

Extraordinary item                                            (171)           --               --
                                                         ---------      --------       ----------

Net income                                                     (30)         (715)           2,835

Accretion to redemption value of warrant                        --          (775)            (331)
                                                         ---------      --------       ----------

Net income available to common stockholders              $     (30)     $ (1,490)      $    2,504
                                                         ---------      --------       ----------

Net income per share before extraordinary item           $    0.02      $  (0.99)      $     0.62

Extraordinary item per share                                 (0.03)           --               --
                                                         ---------      --------       ----------

Net income per share                                         (0.01)        (0.99)            0.62

Accretion to redemption value of warrant                        --         (1.07)           (0.07)
                                                         ---------      --------       ----------

Net income per share available to common stockholders    $   (0.01)     $  (2.06)      $     0.55
                                                         ---------      --------       ----------




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